Exhibit 99.1

Frank Hughes Retires as President and CEO of Graybar Canada
Peter Horncastle to Assume Leadership of Graybar Subsidiary

ST. LOUIS, December 8, 2011- Graybar, a leading distributor of electrical, communications and data networking products and provider of related supply chain management and logistics services, announced today that Graybar Canada President and CEO Frank Hughes is retiring after 40 years with the company, effective January 5, 2012. Upon Hughes' retirement, Peter Horncastle will be named Executive Vice President and General Manager, assuming leadership of Graybar Canada.
Graybar Canada is a subsidiary of Graybar, headquartered in Halifax, Nova Scotia, with 30 branch locations across the country and more than 500 employees.
Hughes started his long career with Harris & Roome Supply in 1972, holding positions in sales, branch management, and electronics and operations management. He acquired an ownership stake in the company and stayed with the organization after it was purchased by Graybar. For Graybar, Hughes served as executive vice president and general manager and was promoted in 2000 to president and CEO of Graybar Canada. He also served as chairman of Graybar Canada's board of directors and has been a member of Graybar's board of directors since 2004.
Horncastle has been with Graybar Canada since 1989, starting his career in the warehouse. He has since garnered a variety of experience, serving in counter and sales positions, as branch manager, sales and marketing manager and regional vice president. Horncastle was elected to Graybar Canada's board of directors, effective January 5, 2012.
“We are grateful to Frank for his 40 years of service and dedication,” said Bob Lyons, Graybar's Senior Vice President, North America Business. “We wish him well in retirement and look forward to working with Peter as he leads Graybar Canada into the future.”

About Graybar
Graybar, a Fortune 500 corporation and one of the largest employee-owned companies in North America, is a leader in the distribution of high quality electrical, communications and data networking products, and specializes in related supply chain management and logistics services. Through its network of nearly 240 North American distribution facilities, it stocks and sells products from thousands of manufacturers, helping its customers power, network and secure their facilities with speed, intelligence and efficiency. For more information, visit www.graybar.com or call 1-800-GRAYBAR.

About Graybar Canada
Graybar Canada, an employee-owned company, is a wholesale distributor for thousands of items from leading manufacturers of electrical and communications and data products and related services. Headquartered in Halifax, Nova Scotia, Graybar Canada operates over 30 locations across the country and is organized into specialized product divisions: Electrical Supply, Industrial/Automation, Lighting, Comm/Data, Utility, Security, Technology, and Oil & Gas. Graybar Canada's trained specialists and top-quality products enable them to provide customers with a complete solution.
Committed to quality through its customer service, products, supply and distribution, and performance, Graybar Canada is a subsidiary of Graybar Electric Company Inc., a Fortune 500 company, and one of the oldest and largest North American electrical distributors.
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